Additional Shareholder Information
(unaudited)


Results of a Special Meeting
of Shareholders

On December 11, 2006, a Special Meeting of
Shareholders was held to vote on various proposals recently approved by the Fund's Board
Members. The following tables provide
the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) elect Board Members and (2) Revise Fundamental Investment Policies.


Proposal 1: Elect Board
Members

  Nominees          Votes For    Authority
                                 Withheld    Abstention
                                                 s


  Elliot J. Berv                                  0.000
                  55,217,446.5  2,371,387.7
                  12            00
  A. Benton                                       0.000
  Cocanougher     55,154,963.8  2,433,870.3
                  29            83
  Jane F. Dasher                                  0.000
                  55,216,579.1  2,372,255.1
                  12            00
  Mark T. Finn                                    0.000
                  55,208,405.5  2,380,428.6
                  54            58
  Rainer Greeven                                  0.000
                  55,187,556.4  2,401,277.7
                  27            85
  Stephen                                         0.000
  Randolph Gross  55,025,674.5  2,563,159.6
                  50            62
  Richard E.                                      0.000
  Hanson Jr.      55,030,165.4  2,558,668.7
                  34            78
  Diana R.                                        0.000
  Harrington      55,028,726.6  2,560,107.5
                  90            22
  Susan M.                                        0.000
  Heilbron        55,229,366.6  2,359,467.5
                  17            95
  Susan B.                                        0.000
  Kerley          55,223,085.3  2,365,748.8
                  73            39
  Alan G. Merten                                  0.000
                  55,212,839.4  2,375,994.7
                  72            40
  R. Richardson                                   0.000
  Pettit          55,205,235.2  2,383,598.9
                  86            26
  R. Jay Gerken,                                  0.000
  CFA             55,179,784.7  2,409,049.4
                  16            96



Proposal 2: Revise Fundamental Investment
Policies

                                                               Broker
  Items Voted On    Votes For      Votes                     Non-Votes
                                  Against    Abstention
                                                 s

  Borrowing       53,078,088.3  2,127,178.8  2,063,332.         320,234.000
  Money                     85           46         981
  Underwriting    53,003,752.6  2,212,855.4  2,051,992.         320,234.000
                            90           95         027
  Lending         53,119,721.2  2,211,367.3  1,937,511.         320,234.000
                            51           14         647
  Issuing Senior  53,229,792.6  2,219,608.1  1,819,199.         320,234.000
  Securities                52           36         424
  Real Estate     53,266,559.4  2,190,515.1  1,811,525.         320,234.000
                            61           68         583
  Commodities     53,140,909.4  2,252,025.2  1,875,665.         320,234.000
                            52           61         499
  Concentration   53,218,566.1  2,162,972.2  1,887,061.         320,234.000
                            94           50         768
  Diversificatio  53,101,225.0  2,343,538.8  1,823,836.         320,234.000
  n                         72           05         335
  Non-            52,825,646.2  2,722,828.7  1,720,125.         320,234.000
  Fundamental               48           20         244